UNITED STATES
                                              SECURITIES AND EXCHANGE COMMISSION
                                                            WASHINGTON, DC 20549

                                                                     FORM 12b-25

                                                     NOTIFICATION OF LATE FILING

                         Commission File Number: 0-26760

(Check One): |X| Form 10-KSB   |_| Form 20-F   |_| Form 11-K   |_| Form 10-QSB
             |_| Form N-SAR    |_| Form N-CSR

            For Period Ended: December 31, 2006

            |_| Transition Report on Form 10-K
            |_| Transition Report on Form 20-F
            |_| Transition Report on Form 11-K
            |_| Transition Report on Form 10-Q
            |_| Transition Report on Form N-SAR
            For the Transition Period Ended: ________________________

             Read attached instruction sheet before preparing form.

Please print or type. Nothing in this form shall be construed to imply that the
           Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

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Full name of registrant:

SINO-AMERICAN DEVELOPMENT CORPORATION
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Former name if applicable:

XERION ECOSOLUTIONS GROUP INC.
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Address of principal executive office (Street and number):

1427 West Valley Boulevard, Suite 101
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City, state and zip code

Alhambra, CA 91803

PART II -- RULES 12b-25(b) AND (c)

      If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

      |     (a)   The reasons described in reasonable detail in Part III of this
      |           form could not be eliminated without unreasonable effort or
      |           expense;
      |
      |     (b)   The subject annual report, semi-annual report, transition
      |           report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion
|X|   |           thereof, will be filed on or before the fifteenth calendar day
      |           following the prescribed due date; or the subject quarterly
      |           report or transition report on Form 10-QSB, or portion thereof
      |           will be filed on or before the fifth calendar day following
      |           the prescribed due date; and
      |
      |     (c)   The accountant's statement or other exhibit required by Rule
      |           12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

      State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-QSB, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed.)

      The Company has experienced a delay in completing the information necessary for inclusion in its December 31, 2006 Form 10-KSB Annual Report. The Company expects to file the Form 10-KSB within the allotted extension period.


PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

      Edgar D. Park, Esq.         (310)          208-1182
      -------------------       ----------- ------------------
            (Name)              (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). |X| Yes |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? |_| Yes |X| No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                      SINO-AMERICAN DEVELOPMENT CORPORATION
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: April 2, 2007                     By: /s/ Silas Phillips
                                            ------------------------------
                                            Silas Phillips
                                            Chief Executive Officer